UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 15, 2004

ENER1, INC.
(Exact name of registrant as specified in its charter)

FLORIDA	0-21138	59-2479377
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

500 West Cypress Creek Road, Suite 100
Ft. Lauderdale, Florida
(Address of principal executive offices)

33309
(Zip Code)

(954) 556-4020
Registrant’s telephone number, including area code

______________________________________________________________________
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

        Ener1 entered into a Subscription Agreement as of October 15, 2004, with Cofis Compagnie Fiduciaire S.A., a Swiss trust company ("Cofis"). The securities issued pursuant to the Subscription Agreement are beneficially owned by Mikhail Zingarevich. Mr. Zingarevich is the brother of one of the principals of Ener1 Group, Inc., the parent company of Ener1.

        Pursuant to the Subscription Agreement, on October 15, 2004, Ener1 agreed to issue the following securities to Cofis in exchange for an aggregate purchase price of $15 million, which was paid in cash on October 15, 2004:

(i)	150,000 shares of its Series B 7% Convertible Preferred Stock, par value $0.01 per share (the “Series B Preferred”);

(ii)	a warrant to purchase 4,166,666 shares of Ener1 Common Stock, par value $0.01 per share (“Common Stock”), at an exercise price of $1.25 per share; and

(iii)	a warrant to purchase 4,166,666 shares of Common Stock at an exercise price of $1.50 per share.

        The material terms of the securities issued are as follows:

        The Series B Preferred has a liquidation preference of $100.00 per share. Dividends accrue on each share of Series B Preferred at the annual rate of seven percent of the liquidation value and are payable semi-annually, beginning November 1, 2005. Dividends are payable in the form of additional shares of Series B Preferred for the first two years following issuance of the Series B Preferred and in cash thereafter.

        If Ener1 files a registration statement with the United States Securities and Exchange Commission to register an offering of Common Stock, the holder of the Series B Preferred shall have the right to convert that number of shares of Series B Preferred Stock equal to up to 50% of the then unredeemed aggregate liquidation value of said Series B Preferred into Common Stock in order to include such Common Stock in the registration statement. The conversion ratio shall be established by dividing the liquidation value per share of Series B Preferred by the price established for the Common Stock in the offering. These rights to convert the Series B Preferred and include the Common Stock issued upon conversion in the registration statement are subject to the discretion of the underwriters for the offering.

        The Series B Preferred is redeemable by Ener1 at any time in part or whole at 100% of the liquidation value, plus accrued and unpaid dividends. The Series B Preferred is redeemable at the option of the holder once none of Ener1‘s 5% Senior Secured Debentures due 2009 are outstanding.

        Consent of the holder of the Series B Preferred is required for any amendment of the rights, preferences, privileges or powers of Series B Preferred or the issuance of any other series of preferred stock which is senior to Series B Preferred.

        Each of the warrants has a term of ten years and may be exercised in whole or in part at any time prior to the expiration of the warrants. The exercise price must be paid in cash. The holder of the warrants may not transfer the warrants without Ener1‘s consent.

        The securities issued under the Subscription Agreement have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from such registration requirement.

Also effective as of October 15, 2004, Ener1 entered into an agreement with Ener1 Group, Inc., its majority shareholder, under which Ener1 Group agreed to purchase, from time to time, at Ener1‘s request, up to 30,000 shares of the Series B Preferred at a purchase price of $100.00 per share, and warrants to purchase up to 833,334 shares of Ener1 common stock at an exercise price of $1.25 per share, and warrants to purchase up to 833,334 shares of Ener1 common stock at an exercise price of $1.50 per share.

If Ener1 requires Ener1 Group to purchase Series B Preferred and warrants pursuant to this agreement, Ener1 will pay Ener1 Group a fee equal to one third of the aggregate purchase price for the securities purchased for Ener1 Group’s assistance in arranging the sales of Series B Preferred.

Item 3.02 Unregistered Sales of Equity Securities.

        The 150,000 shares of Series B Preferred and two warrants to purchase 4,166,666 shares of Common Stock each described in the response to Item 1.01 above were issued on October 18, 2004. The securities were issued to Cofis in exchange for an aggregate cash purchase price of $15 million in a transaction exempt from registration under Rule 506 of Regulation D promulgated under the Securities Act of 1933, as amended. The offer and sale of these securities was made only to accredited investors and did not involve a public offering. The terms of conversion of the Series B Preferred and of exercise of the warrants are described in the response to Item 1.01 above.

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

        On October 18, 2004, Ener1 filed a Certificate of Designations of Series B Preferred Stock to designate the powers, designations, preferences of the Series B Preferred. The Certificate of Designations was effective on the date of filing. The powers, designations and preferences of the Series B Preferred are summarized in response to Item 1.01 above. A copy of the Certificate of Designations is attached as an exhibit to this Current Report and is incorporated herein by reference in its entirety.

SIGNATURE

                Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 21, 2004	Ener1, Inc. (Registrant) By: /s/ Kevin Fitzgerald Kevin Fitzgerald Chief Executive Officer